Exhibit 5.1

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone Fax Internet	(604) 691-3000 (604) 691-3031 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors, Westport Fuel Systems Inc.

We consent to the use of our report dated March 22, 2018, on the consolidated financial statements of Westport Fuel Systems Inc., which comprise the consolidated balance sheets as at December 31, 2017 and December 31, 2016, the consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, comprising a summary of significant accounting policies and other explanatory information (collectively the “consolidated financial statements”), and to the reference to our firm under the heading “Auditors” in the short-form base-shelf prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

November 26, 2018

Vancouver, Canada

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.